Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, VP Corporate Finance & Treasurer
(410) 568-1500

Sinclair Broadcast Group Announces Intent to Issue Securities in a Private Offering

                BALTIMORE (December 3, 2002) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today its intent to issue up to $150 million of Senior Subordinated Notes (the “Notes”) in a proposed private offering.  It is currently contemplated that the offering would be made sometime during the month of December 2002 and would be an add-on issuance under the indenture relating to Sinclair’s existing 8% Senior Subordinated Notes due 2012.  The Notes would be offered only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended) and/or to non-U.S. persons pursuant to Regulation S under the 1933 Act.

                Sinclair intends to use the net proceeds of the proposed private offering, together with available cash on hand and/or bank debt, to finance the repurchase or redemption of its existing 8.75% Senior Subordinated Notes due December 15, 2007 (CUSIP 829226AF6).

                The Notes proposed to be offered by Sinclair have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the proposed Notes.

Forward-Looking Statements:

                The matters discussed in this press release include forward-looking statements regarding, among other things, future operating results.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of changes in national and regional economies and the credit markets and the risk factors set forth in the Company’s most recent report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002, the Company’s first quarter report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 2002, the Company’s second quarter report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2002, and the Company’s third quarter report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2002.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

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